EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Autodesk, Inc. 2006 Employee Stock Plan, Autodesk, Inc. 2000 Directors’ Option Plan, Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan, and Alias Systems Holdings Inc. 2004 Stock Option Plan of our report dated March 27, 2006, with respect to the consolidated financial statements and schedule of Autodesk, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 4, 2006